Item 77K of ProFunds Form N-SAR:


Form N-SAR

Sub-Item 77K: Changes in registrant s certifying accountants

On March 14, 2006, the Board of Trustees of ProFunds
(the Trust or Registrant), upon the recommendation of the Audit Committee of the Board of Trustees
(the Audit Committee), determined not to retain
PricewaterhouseCoopers LLP (PWC) and approved a change of the Trust s independent auditors to Ernst & Young LLP
(E&Y) for each fund of the Trust that is offered to retail investors (the Public ProFunds). E&Y has confirmed to the Audit Committee that they are independent auditors with respect to the Public
ProFunds. For the fiscal years ended December 31, 2005 and December 31, 2004, and during the interim period commencing
January 1, 2006 and ended March 14, 2006, PWC served as the
Trust s independent auditor with respect to the Public ProFunds.
During the Public ProFunds fiscal years ended December 31, 2005 and December 31, 2004, PWC s audit reports concerning the Public ProFunds contained no adverse opinion or disclaimer of opinion;
 nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principles. Further, in connection with its audits for the fiscal years ended December 31, 2005 and December 31, 2004, and through March 14, 2006, there were no disagreements between the Public ProFunds and PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of PWC would have caused it to make reference to the disagreements in its report on the financial statements for such periods. In addition, there were no reportable events of the kind described in Item 304(a) (1) (v) of Regulation S-K under the Securities
Exchange Act of 1934, as amended. During the Public ProFunds fiscal years ended December 31, 2005 and December 31, 2004, and the interim period ended March 14, 2006, neither the Registrant nor anyone on its behalf consulted E&Y concerning (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant s financial statements or (ii) the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph
(a) (1) (v) of said Item 304).

The Registrant has requested PWC to furnish it with a letter addressed to the Securities and Exchange Commission stating whether PWC agrees with the statements contained above. A copy of the letter from PWC to the Securities and Exchange Commission is filed as an exhibit hereto.